Exhibit 10.22

Summary of Director Compensation

Our non-employee directors, other than the Chairman of the Audit Committee, receive an annual retainer of $36,000, plus an additional $1,500 for each meeting attended. The Chairman of the Audit Committee receives an annual retainer of $36,000, plus an additional $2,500 for each meeting attended. In addition, it is the intention of the Compensation Committee to award each of our non-employee directors on an annual basis 20,000 options, such options to vest on the first anniversary of the date of grant. Accordingly, in January 2006 and January 2007, we granted each of our non-employee directors options to purchase 20,000 shares of our common stock, such options to vest on the first anniversary of the date of grant. We do not pay employee members of our Board of Directors separately for their service on our Board of Directors.